Exhibit 99.2

NEWS RELEASE

RANGE ANNOUNCES PRICING OF SENIOR NOTES

FORT WORTH, TX — 05/07/15 — RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it has priced at par an offering of $750 million aggregate principal amount of senior notes due 2025, which will carry an interest rate of 4.875%. Range expects that the net proceeds of the offering will be approximately $738 million and intends to use the net proceeds to repay borrowings under its bank credit facility pending its intended redemption of all of its 6 3/4% senior subordinated notes due 2020, which it expects to complete in August 2015 using borrowings under its bank credit facility. Range expects to close the sale of the notes on May 14, 2015, subject to the satisfaction of customary closing conditions. The size of the offering was increased from the previously announced $500 million to $750 million.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the Midcontinent region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas.

The securities have been offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of the senior notes referred to above. There shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Range’s management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of Range’s hedging transactions, the costs and results of actual drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission, which are incorporated herein by reference.

Contacts:

Rodney Waller Senior Vice President

817-869-4258

David Amend Investor Relations Manager

817-869-4266

Laith Sando Research Manager

817-869-4267

Michael Freeman Senior Financial Analyst

817-869-4264